Exhibit 99.1

DallasNews CORPORATION

DallasNews Corporation Announces Third Quarter 2021 Financial Results

DALLAS –  DallasNews Corporation (Nasdaq: DALN) today reported third quarter 2021 net income of $1.6 million, or $0.30 per share, and an operating loss of $2.6 million.  In the third quarter of 2020,  the Company reported a net loss of  $0.1 million, or $(0.02) per share, and an operating loss of $2.4 million. Third quarter 2021 net income includes a tax benefit of $2.4 million primarily related to the release of a non-cash uncertain tax reserve whereby the federal statute of limitations lapsed.

For the third quarter of 2021, on a non-GAAP basis, DallasNews reported an operating loss adjusted for certain items (“adjusted operating loss”)  of $1.2 million,  a  decline of $1.1 million when compared to an adjusted operating loss of $0.1 million reported in the third quarter of 2020. The decline is due to increases of $0.9 million in employee compensation and benefits expense and $0.7 million in revenue-related outside services expense, partially offset by an increase in total revenue of $0.6 million.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “While employment expense was adjusted back to pre-pandemic levels and there were some reserves released in the prior year third quarter, operating trends were generally positive. We are particularly pleased that total revenue was slightly higher than the prior year and that digital subscription growth continued at a positive pace. Adjusted operating income / loss will be under pressure for the next 15 months as The Dallas Morning News continues to invest in digital products and digital marketing initiatives. These investments have the highest potential for long-term returns for the Company and its shareholders.”

Third Quarter Results

Total revenue was $38.3 million in the third quarter of 2021,  an increase of $0.6 million or 1.5 percent when compared to the third quarter of 2020.

DallasNews Corporation Announces Third Quarter 2021 Financial Results

October 25, 2021

Revenue from advertising and marketing services, including print and digital revenues, was $18.1 million in the  third quarter of 2021,  an increase of $0.6 million or 3.6 percent when compared to the $17.5 million reported for the third quarter of 2020. The improvement is primarily due to a  $0.9 million increase in digital advertising revenue.

Circulation revenue was $16.2 million in the third quarter of 2021, a slight increase when compared to the $16.1 million reported for the third quarter of 2020.  Digital-only subscription revenue increased $0.7 million or 42.5 percent, offset by a print circulation decline of $0.7 million or 4.9 percent.

Printing, distribution and other revenue decreased $0.1 million, or 2.5 percent, to $4.1 million, primarily due to a reduction in commercial printing revenue.

Total consolidated operating expense in the third quarter of 2021, on a GAAP basis, was $40.9 million,  an increase of $0.7 million or 1.8 percent compared to the third quarter of 2020. The change is primarily due to increases of $0.7 million in revenue-related outside services expense and $0.6 million in employee compensation and benefits expense, partially offset by a decrease of $0.7 million in depreciation expense. The employee compensation and benefits expense increase is primarily due to medical cost savings in the third quarter of 2020 and restoring employees’ base salaries to pre-pandemic amounts.

In the third quarter of 2021, on a non-GAAP basis, adjusted operating expense was $46.2 million,  an increase of $5.2 million or 12.7 percent when compared to $41.0 million of adjusted operating expense in the third quarter of 2020.  The change is primarily due to increases of $3.6 million in contra expense, which includes items like certain cost of sales, $0.7 million in outside services expense, and $0.9 million in employee compensation and benefits expense.

DallasNews Corporation Announces Third Quarter 2021 Financial Results

October 25, 2021

As of September 30,  2021,  the Company had 672 employees, a decrease of 78 full-time equivalents, or 10.4 percent, when compared to the prior year period. Cash and cash equivalents were $34.7 million and the Company had no debt.

DallasNews Corporation Announces Third Quarter 2021 Financial Results

October 25, 2021

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating loss, total net operating revenue to adjusted operating revenue, and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

DallasNews Corporation Announces Third Quarter 2021 Financial Results

October 25, 2021

Financial Results Conference Call

DallasNews Corporation will conduct a conference call on Tuesday, October 26, 2021, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at investor.dallasnewscorporation.com/events.  An archive of the webcast will be available at dallasnewscorporation.com in the Investor Relations section.

To access the listen-only conference call, dial 1-844-867-6169 and enter the following access code when prompted: 670105.  A replay line will be available at 1-866-207-1041 from 12:00 p.m. CDT on October 26, 2021 until 11:59 p.m. CDT on November 1, 2021.  The access code for the replay is 2131223.

DallasNews Corporation Announces Third Quarter 2021 Financial Results

October 25, 2021

About DallasNews Corporation

DallasNews Corporation is the leading local news and information publishing company in Texas. The Company has a growing presence in emerging media and digital marketing, and maintains capabilities related to commercial printing, distribution and direct mail. DallasNews delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts, including statements about the Company’s expectations relating to the reverse stock split,  are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; cybersecurity incidents; technological obsolescence; and the current and future impacts of the COVID-19 pandemic. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

DallasNews Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share amounts (unaudited)	2021	2020	2021	2020
Net Operating Revenue:
Advertising and marketing services	$18,101	$17,474	$53,471	$52,392
Circulation	16,157	16,111	48,272	48,248
Printing, distribution and other	4,053	4,157	12,051	12,860
Total net operating revenue	38,311	37,742	113,794	113,500
Operating Costs and Expense:
Employee compensation and benefits	17,131	16,499	53,194	52,512
Other production, distribution and operating costs	20,041	19,307	59,282	58,958
Newsprint, ink and other supplies	2,439	2,476	7,158	8,018
Depreciation	1,018	1,753	3,127	5,320
Amortization	—	63	64	191
Loss on sale/disposal of assets, net	30	61	29	56
Asset impairments	232	—	232	—
Total operating costs and expense	40,891	40,159	123,086	125,055
Operating loss	(2,580)	(2,417)	(9,292)	(11,555)
Other income, net	1,827	2,095	4,694	4,778
Loss Before Income Taxes	(753)	(322)	(4,598)	(6,777)
Income tax benefit	(2,384)	(224)	(1,982)	(1,644)
Net Income (Loss)	$1,631	$(98)	$(2,616)	$(5,133)

Per Share Basis
Net income (loss)
Basic and diluted (1)	$0.30	$(0.02)	$(0.49)	$(0.96)
Number of common shares used in the per share calculation:
Basic and diluted (1)	5,352,490	5,352,490	5,352,490	5,352,490

(1)

All share and per share amounts have been retroactively adjusted to reflect the one-for-four reverse stock split effective June 8, 2021.  All fractional shares were settled in cash in connection with the reverse stock split.

DallasNews Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
In thousands (unaudited)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$34,659	$42,015
Accounts receivable, net	14,249	16,562
Notes receivable	22,400	22,775
Other current assets	7,417	6,754
Total current assets	78,725	88,106
Property, plant and equipment, net	9,208	11,959
Operating lease right-of-use assets	18,219	20,406
Intangible assets, net	—	64
Deferred income taxes, net	102	76
Other assets	2,203	2,604
Total assets	$108,457	$123,215
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,197	$7,759
Accrued compensation and other current liabilities	12,151	10,829
Contract liabilities	12,139	12,896
Total current liabilities	30,487	31,484
Long-term pension liabilities	14,317	18,520
Long-term operating lease liabilities	19,863	21,890
Other liabilities	1,487	4,913
Total liabilities	66,154	76,807
Total shareholders' equity	42,303	46,408
Total liabilities and shareholders’ equity	$108,457	$123,215

DallasNews Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2021	2020	2021	2020
Total net operating revenue	$38,311	$37,742	$113,794	$113,500
Total operating costs and expense	40,891	40,159	123,086	125,055
Operating Loss	$(2,580)	$(2,417)	$(9,292)	$(11,555)

Total net operating revenue	$38,311	$37,742	$113,794	$113,500
Addback:
Advertising contra revenue	6,596	3,012	18,908	5,400
Circulation contra revenue	106	104	296	205
Adjusted Operating Revenue	$45,013	$40,858	$132,998	$119,105

Total operating costs and expense	$40,891	$40,159	$123,086	$125,055
Addback:
Advertising contra expense	6,596	3,012	18,908	5,400
Circulation contra expense	106	104	296	205
Less:
Depreciation	1,018	1,753	3,127	5,320
Amortization	—	63	64	191
Severance expense	115	418	1,721	621
Loss on sale/disposal of assets, net	30	61	29	56
Asset impairments	232	—	232	—
Adjusted Operating Expense	$46,198	$40,980	$137,117	$124,472

Adjusted operating revenue	$45,013	$40,858	$132,998	$119,105
Adjusted operating expense	46,198	40,980	137,117	124,472
Adjusted Operating Loss	$(1,185)	$(122)	$(4,119)	$(5,367)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, amortization, severance expense, (gain) loss on sale/disposal of assets, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

The Company adopted the new revenue guidance (Topic 606)  using the modified retrospective approach as of January 1, 2018. While the Company adjusts operating revenue and expense for non-GAAP presentation, these adjustments have no effect on adjusted operating income (loss).

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.